October 18, 2005



Mr. John D. Watson
Chief Financial Officer
EnCana Corporation
1800-855 2nd Street, S.W.
P.O. Box 2850
Calgary, Alberta, Canada  T2P 2S5


	Re:	EnCana Corporation
		Form 40-F for Fiscal Year Ended December 31, 2004
Filed February 28, 2005
      Response Letters Dated September 23, 2005 and October 14,
2005
      File No. 1-15226


Dear Mr. Watson:

      We have completed our review of your Form 40-F and related filings and do not, at this time, have any further comments.

								Sincerely,



								Jill S. Davis
								Branch Chief

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-7010

   DIVISION OF
CORPORATION FINANCE
MAIL STOP 7010